CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 26, 1999, on our audit of the consolidated financial statements of Infinity, Inc. and Subsidiaries as of March 31, 1999, and for the year then ended, appearing in the Annual Report on Form 10-KSB.


/s/ Sartain Fischbein & Co.

Sartain Fischbein & Co.
Tulsa, Oklahoma
March 7, 2000